Filed Pursuant to Rule 424(b)(3)
Registration File No.: 333-255980

BLACKROCK CREDIT STRATEGIES FUND

Supplement dated February 3, 2022 to the

Prospectus and Statement of Additional Information (“SAI”),

each dated July 12, 2021, as supplemented to date

This supplement amends certain information in the Prospectus and SAI, each dated July 12, 2021 (as supplemented to date), of BlackRock Credit Strategies Fund (the “Fund”). Unless otherwise indicated, all other information included in the Prospectus and SAI that is not inconsistent with the information set forth in this supplement remains unchanged. Capitalized terms not otherwise defined in this supplement have the same meanings as in the Prospectus and SAI, as applicable.

As of February 1, 2022, the Fund’s classification under the Investment Company Act of 1940, as amended, changed from “non-diversified” to “diversified”. Accordingly, effective immediately, the following changes are made to the Fund’s Prospectus and SAI, as applicable:

The first paragraph of the cover page of the Prospectus is deleted in its entirety and replaced with the following:

BlackRock Credit Strategies Fund (the “Fund”) is a diversified, closed-end management investment company that operates as an “interval fund.”

In the section of the Prospectus entitled “Prospectus Summary—The Fund,” the first sentence of the first paragraph is deleted in its entirety and replaced with the following:

BlackRock Credit Strategies Fund is a diversified, closed-end management investment company and is operated as an “interval fund” (as defined below).

The sections of the Prospectus entitled “Prospectus Summary—Principal Risk Considerations—Non-Diversified Status” and “Risks—Principal Risks—Non-Diversified Status” are deleted in their entirety.

In the section of the Prospectus entitled “The Fund,” the first sentence of the first paragraph is deleted in its entirety and replaced with the following:

The Fund is a diversified, closed-end management investment company registered under the Investment Company Act.

In the section of the Prospectus entitled “Closed-End Fund Structure,” the first sentence of the first paragraph is deleted in its entirety and replaced with the following:

The Fund is a diversified, closed-end management investment company (commonly referred to as a closed-end fund).

The first sentence of the first paragraph of the cover page of the SAI is deleted in its entirety and replaced with the following:

BlackRock Credit Strategies Fund (the “Fund”) is a diversified, closed-end management investment company that operates as an “interval fund.”

The following is added as the final paragraph of the section of the SAI entitled “Investment Objective and Policies—Investment Restrictions—Notations Regarding the Fund’s Fundamental Investment Restrictions”:

The Fund is currently classified as a diversified fund under the Investment Company Act. This means that the Fund may not purchase securities of an issuer (other than (i) obligations issued or guaranteed by the U.S. government, its agencies or instrumentalities and (ii) securities of other investment companies) if, with respect to

75% of its total assets, (a) more than 5% of the Fund’s total assets would be invested in securities of that issuer or (b) the Fund would hold more than 10% of the outstanding voting securities of that issuer. With respect to the remaining 25% of its total assets, the Fund can invest more than 5% of its assets in one issuer. Under the Investment Company Act, a fund cannot change its classification from diversified to non-diversified without shareholder approval.

Investors should retain this supplement for future reference.

PRSAI-CSF-0222SUP